Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of April 20, 2006, by and between Benny A. Noens, an adult individual residing in Florida (“Employee”), and Metrologic Instruments, Inc., a New Jersey corporation, and all of its subsidiaries (“Company”).

RECITALS

Employee has been employed by Company, pursuant to the Employment Agreement, dated July 1, 2004, between Employee and Company (the “Employment Agreement”), since July 1, 2004.

Employee and Company have mutually agreed to terminate with Good Reason, as defined by the Employment Agreement, Employee’s employment with the Company.

Employee has been afforded at least twenty one days (21) days to consider this Agreement after it was first presented to him.

Company has urged Employee to consult and he has consulted with and obtained advice from counsel of his choice before signing this Agreement.

Employee may sign and deliver two copies of this Agreement to Company at any time prior to 5:00 p.m. on May 11, 2006. If Employee does not deliver two (2) executed copies of this Agreement by such date, Company’s offer will be withdrawn and Employee will have no rights under this Agreement. By signing this Agreement, Employee acknowledges that he was advised to and did consult with legal counsel and that he knowingly and voluntarily entered into this Agreement. Employee may choose to sign the Agreement before the entire twenty-one (21) days have elapsed, which will begin the seven (7) day revocation period. The choice whether to sign the Agreement before the twenty-one (21) days have expired is voluntary and entirely Employee’s. By signing this Agreement before the twenty-one (21) days have expired, Employee is acknowledging that Company did not coerce him to sign and his signature is entirely voluntary and of his own choice. This offer cannot be withdrawn before the twenty-one (21) days have expired.

Employee may revoke his approval of this Agreement within seven (7) days after he signs it by giving written notice of revocation to Company as provided herein. If Employee does not properly revoke this Agreement within seven (7) days after signing, the Agreement will be deemed effective as of the date he signed it. This Agreement shall not become enforceable until the revocation period has expired. After the revocation period has expired, the Agreement is irrevocable, final and binding, and the waiver of rights contained in the Release, including the waiver of the right to sue, is permanent.

If this Agreement does not become final and binding, Employee’s employment with Company will terminate effective September 15, 2006.

TERMS

For good and valuable consideration, including the promises and mutual covenants contained herein, and intending to be legally bound, Company and Employee agree as follows:

1. TERMINATION OF EMPLOYMENT

Employee’s employment with Company will end effective at the close of business on September 15, 2006 (“Final Employment Date”). Employee will continue to receive his regular compensation, $300,000 per year and benefits through September 15, 2006. Employee will resign from the Board of Directors of the Company and any of its affiliates, effective immediately. Employee will resign as President and Chief Executive Officer effective June 30, 2006. During the period between the execution of Separation Agreement and September 15, 2006, Employee shall assist Company with the transition by supporting the office of the CEO as needed.

Except as provided in this Agreement, Employee’s entitlement to and participation in all of Company’s benefit plans ceases on the Final Employment Date.

2. SEVERANCE

(a) Salary Continuation. Beginning on the first regular payday following September 15, 2006, Company shall pay Employee his current salary through June 30, 2007 at the annual rate of $300,000. Employee’s salary will be paid in accordance with the Company’s regular payroll practices for executives, at the equivalent of the Employee’s salary on the day prior to his termination (exclusive of all additional forms of compensation including bonuses, commissions, overtime, etc.), less all applicable withholdings and deductions, until March 15, 2007, and on or before March 15, 2007, the Company will make a lump sum payment equal to all payments then due for the period March 16, 2007 through June 30, 2007.

(b) Incentive Compensation. Company will pay to Employee one quarter (1/4) of the incentive compensation that would have otherwise been due had Employee remained CEO for the full year at his most recent rate of compensation. Such incentive compensation will be calculated based upon the Company’s actual financial performance for the full calendar year of 2006 compared with the original budget approved by the Board of Directors on or about February 15, 2006. The incentive compensation calculated on this basis, if any, shall be paid by March 15, 2007.

(c) Business Expenses. Company will pay to Employee all out-of-pocket business expenses as may be accrued and unpaid on the Final Employment Date.

(d) Other Entitlements. Company shall pay to Employee, within five (5) business days of the Final Employment Date any vacation or personal days accrued on or before the Final Employment Date pursuant to Company’s standard policies and procedures and as set forth in the Company’s Employee Manual, less all applicable withholdings and deductions.

(e) Benefit Continuation. Effective September 16, 2006, Employee will no longer be eligible to receive benefits under Company benefit plans. Nor will Employee be entitled to continue to pay into Company’s 401(k) plan. Employee will be entitled to benefit continuation under COBRA. If Employee elects to continue health insurance benefits under COBRA, Company will continue to pay the same monthly subsidy of the premiums for such insurance continuation as was being paid by Company before the Final Employment Date and the remainder of the premium payment shall be deducted from Employee’s severance payments, through the earlier of the end of the severance period and the date Employee becomes eligible to receive and/or obtain comparable health insurance coverage.

(f) Rental Payments. Company shall pay Employee $1500 per month through July 2006 for the rental of Employee’s leased residence located in New Jersey.

(g) Options. The Company acknowledges that options scheduled to vest on or before September 15, 2006 may be exercised in accordance with prevailing agreement(s) between the parties.

3. RELOCATION EXPENSES

Company shall pay reasonable costs to relocate Employee’s possessions from his leased residence in New Jersey to his home in Florida. All such payments shall be made by March 15, 2007.

4. TAX EQUALIZATION

Company shall continue to provide tax equalization payments in connection with Employee’s prior overseas assignments until any foreign tax obligations in connection with those assignments are extinguished.

5. GENERAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE

In exchange for the Severance Payment and other good and valuable consideration set forth in this Agreement, Employee agrees to execute and be bound by the General Release Agreement attached hereto as Exhibit A (“General Release”). Employee acknowledges that receipt of the Severance Payment and the other benefits provided by this Agreement, some of which Employee acknowledges he is not otherwise entitled to, are expressly conditioned on his execution of this Agreement, including the General Release Agreement.

6. NON-DISCLOSURE AND NON-COMPETE

While employed by the Company and through the period ending three (3) years after termination of employment (regardless of the reason for termination), Employee agrees that, unless he obtains written approval in advance from the Chairman of the Company, he shall not, except on behalf of the Company and/or its affiliates, in any way, directly or indirectly:

(a) engage, directly or indirectly, in, or permit his name to be used in connection with, any Protected Business within any of the countries in which the Company or its affiliates is doing business as of the Final Employment Date, either individually or as an agent, employee, consultant, partner, officer, director, stockholder, proprietor, owner or otherwise, of any person, firm, corporation or organization; provided, however, that ownership of less than five (5%) percent of the outstanding stock of any publicly traded corporation will not be deemed to be violative of this restrictive covenant. The parties agree that at the end of three (3) years after the Final Employment Date, Employee may become employed with any Protected Business. In such employment, Employee shall abide by the trade secrets and confidential information restrictions set forth in paragraph (c);

(b) contact in connection with any of the activities prohibited in this paragraph 6, employ, hire, solicit or attempt to persuade any person or entity that has at any time within the one (1) year period before the Final Employment Date, been an employee of or independent contractor of the Company or any of its affiliates to terminate his, her or its relationship with the Company and/or its affiliates or do any act that may result in the impairment of the relationship between the Company or any of its affiliates on the one hand and the employees or independent contractors of the Company or any of its affiliates on the other hand;

(c) contact, solicit, serve or sell to, in furtherance of or on behalf of any Protected Business, any person or entity that has any time within the one (1) year period before the Final Employment Date been a client or customer or prospective client or customer of the Company or any of its affiliates or attempt to persuade any such person or entity to purchase or otherwise acquire or use any product or service(s) offered by any business of the same or similar nature as products or services offered by the Company or any of its affiliates. (For purposes of this subparagraph, a “prospective client or customer” means a person or entity with whom or which the Company or its affiliates has had direct contact with and made a proposal to provide products or services; or

For purposes of paragraph 6, “Protected Business” means the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by Company or any product sold by Company or under development by Company.

7. REMEDIES

In the event of the breach of any covenant contained in this paragraph 6, Company shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or equity. The compensation and benefits provided under Section 2 of this Agreement are in part consideration for Employee’s undertakings in this paragraph 6, and any breach of his undertakings herein will terminate Company’s obligations set forth in paragraph 2(a) above.

8. REASONABLENESS OF RESTRICTIONS

Employee agrees and acknowledges that the type and scope of restrictions described in paragraphs 6 and 7 are fair and reasonable and that the restrictions are intended to protect the legitimate interests of Company and not to prevent him from earning a living. Employee recognizes that his key position as President and Chief Executive Officer and his access to confidential information make it necessary for Company to restrict his post-employment activities as set forth in this Agreement. Employee represents and warrants that the knowledge, ability and skill he currently possesses are sufficient to enable him to earn a livelihood satisfactory to him for a period of three (3) years in the event his employment with Company terminated, without violating any restriction in this Agreement. If however, the restrictions set forth in paragraph 6 are held invalid by a court by reason of length of time, area covered, activity covered or any or all of them, then such restriction or restrictions shall be reduced only to the minimum extent necessary to cure such invalidity.

9. OTHER AGREEMENTS

To the extent not superseded by this Separation Agreement and the General Release, the parties acknowledge that they shall continue to be bound by the terms and conditions of the Executive Employment Agreement dated July 1, 2004.

10. PROTECTION OF COMPANY INFORMATION

In addition to any existing contractual, common law, or legally imposed obligation, Employee agrees that all confidential information (whether written, graphic, oral, committed to memory or otherwise in his possession) regarding the operations and plans of Company shall remain strictly confidential and secret so long as that information has not been published in a way generally available to the public.

11. CONFIDENTIALITY

Employee agrees that he shall maintain the terms of this Agreement in the strictest confidence. Employee shall not disclose or discuss the terms of this Agreement except that he may disclose the terms to the following: his spouse, immediate family, accountant, legal representative, the Internal Revenue Service, or pursuant to a subpoena issued as part of a legal proceeding. Employee also may disclose any post-employment restrictions imposed by this Agreement to a prospective employer. Provided that, before disclosing the terms of this Agreement to any of the foregoing, Employee shall advise the recipient of the information about the existence of this confidentiality provision and obtain the agreement of the recipient to maintain the information in accordance with this provision.

12. RETURN OF COMPANY PROPERTY

On or before the Final Employment Date, Employee shall return all Company property and copies thereof in his possession or under his custody or control including, but not limited to, his Company identification card, all Company credit cards, any Company equipment, books, keys, journals, records, publications, files, computers and computer disks, memoranda and documents of any kind or description (including electronic mail).

13. NON-DISPARAGEMENT

Employee agrees that he will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of Company, or any third party, make any derogatory, disparaging, or negative statements, orally, written or otherwise, against Company or any of Company’s parent corporations, affiliates, subsidiaries, managers, directors, officers, partners, associates, agents, employees attorneys, representatives, divisions, benefit plans, assigns, successors, and predecessors. Company agrees that Company or any of Company’s parent corporations, affiliates, subsidiaries, managers, directors, officers, partners, associates, agents, employees attorneys, representatives, divisions, benefit plans, assigns, successors, and predecessors shall not, in any communication with any person or entity, or any third party, make any derogatory, disparaging, or negative statements, orally, written or otherwise, against Employee. Nothing here shall prevent Employee from testifying truthfully in connection with any litigation, arbitration or administrative proceeding.

14. ENTIRE OBLIGATION OF COMPANY TO EMPLOYEE

This Agreement, along with the surviving portions of the Executive Employment Agreement dated July 1, 2004, which at Article 21 incorporates by reference Option Agreements dated January 2, 1998, October 21, 1999, September 9, 2002 and June 21, 2004, contain all of the terms and conditions agreed upon by Employee and Company regarding his services to Company, the termination of his employment and his separation from Company and supersedes any prior oral or written agreements, drafts, understandings or representations between Employee and Company, including (except to the extent provided otherwise herein) Company policies and Employee’s Employment Agreement. No other agreements regarding Employee’s services or termination, oral or otherwise, shall be deemed to exist or to bind either party.

15. AMENDMENT/WAIVER

This Agreement may not be amended or modified except by a written amendment signed by Employee and Company. The waiver or failure to enforce any provision of this Agreement or the breach thereof shall not be deemed to be a waiver of any rights or remedies resulting from that breach, and shall not operate as a waiver of any other provision or of any other future breach of any provision.

16. SEVERABILITY

If any material part, term, or provision of this Agreement is later held to be illegal, unenforceable, or otherwise ineffective, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the part, term, or provision held to be invalid.

17. BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of both parties hereto and their respective heirs, successors, assigns and representatives.

18. INTERPRETATION OF AGREEMENT

For purposes of interpreting or construing any of the provisions of this Agreement, neither party shall be deemed to be the drafter of this Agreement. This Agreement shall be interpreted in accordance with its fair meaning, and not strictly for or against either party. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey pertaining to contracts executed and wholly-performed therein. Section headings used in this Agreement are for convenience only and shall not be used to construe meaning or intent or be deemed to be part of this Agreement.

19. AUTHORITY

Each party executing this Agreement has the authority to do so. Company has taken all appropriate action, including any resolutions of Company’s Board of Directors or any committee thereof, necessary to make this Agreement binding on Company.

20. VOLUNTARY AGREEMENT; NO OTHER INDUCEMENT

By signing this Agreement, Employee acknowledges and agrees that he enters into this Agreement knowingly and voluntarily, and without duress or undue influence of any kind, that he have had sufficient opportunity to consult with legal counsel of his choice, and that he does not rely, and have not relied, on any fact, representation, statement or assumption other than as specifically set forth in this Agreement.

21. ASSIGNMENT

Neither party may assign or otherwise transfer this Agreement or any right or obligation under this Agreement.

22. NOTICES

Except as otherwise provided herein, all notices required under this Agreement shall be in writing sent by prepaid registered U.S. mail, return receipt requested, or a recognized overnight delivery service, addressed as follows:

If to Employee: Benny A. Noens Marlin Court 1230 Marco Island, FL 34145	If to Company: Metrologic Instruments, Inc. Attn: General Counsel 90 Coles Road Blackwood, NJ 08012

Jonathan Wetchler, Esq. Wolf Block Schorr & Solis-Cohen, LLP 1650 Arch Street, 22nd Flr. Philadelphia, PA 19103

23. COUNTERPARTS

This Agreement may be executed in one or more counterparts. A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original ink signature.

The address of record of either party may be changed by providing written notice of new address to the other party in accordance with the terms of this Agreement. Notices are effective upon delivery to the address of record.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed as of the date first written above.

Metrologic Instruments, Inc.

/s/ Benny A. Noens	/s/ Frank Zirnkilton
Benny A. Noens	Name: Frank Zirnkilton
Title: Executive Vice President

4/27/2006
Date	Date

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement is made and entered into as of this 20th day of April 2006, by and between Metrologic Instruments, Inc. and all of its subsidiaries (the “Company”) and Benny A. Noens (the “Employee”), for himself, his heirs, executors, administrators and assigns, if any, for and in consideration of the benefits described in the foregoing Separation Agreement executed on this date (“Separation Agreement”), and other good and valuable consideration, do hereby state that:

1. The Company and Employee agree to and accept the terms of the Separation Agreement.

2. Employee waives, releases and forever discharges Metrologic Instruments, Inc. (as defined below) of and from any and all Claims (as defined below). Employee agrees not to file a lawsuit to assert any such Claim. (To the extent required by regulations issued by the EEOC, the foregoing sentence does not apply to a claim under the Age Discrimination in Employment Act.) This release covers all Claims arising up to and including the date of this Agreement, but does not cover claims relating to the validity or enforcement of this Agreement; claims for unemployment compensation; nor claims for any vested and accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act sponsored by Metrologic Instruments, Inc., except that it will apply to any severance benefits that otherwise might be payable outside of this Separation Agreement.

The following provisions further explain this general release and promise not to sue:

(a) Definition of “Claims.” “Claims” includes without limitation all actions or demands of any kind that Employee now has, or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

(b) The nature of Claims covered by this release and promise not to sue includes without limitation all actions or demands in any way based on Employee’s employment with Metrologic Instruments, Inc., the terms and conditions of such employment or his separation from employment (except as stated above). More specifically, all of the following are among the types of Claims that will be barred by this release and promise not to sue (except as stated above):

•	Contract Claims (whether express or implied);

•	Tort Claims, such as for defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•	Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

•	Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the New Jersey Law Against Discrimination and similar state and local laws;

•	Claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;

•	Claims for wrongful discharge; and

•	Claims for attorney’s fees, litigation expenses and/or costs.

Notwithstanding any of the foregoing, it is expressly agreed and acknowledged that Employee does not waive or release and is not barred in any way from asserting any claim concerning: (a) his rights and entitlements under the Executive Employment Agreement, the agreements as described in paragraph 21 thereof as explicitly provided in Paragraph 14 herein; (b) indemnification and advancement under Company’s Certificate of Incorporation, its by-laws, the Executive Employment Agreement and any subsequent written agreements between Employee and Company; (c) continuation of benefits coverage pursuant to COBRA; and (d)

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claims for benefits under any Company employee benefit plan. Employee represents as an express condition of this General Release Agreement that after reasonable investigation, he is unaware of any claim he has or may have against the Company that he does not release and waive under this General Release Agreement. Employee agrees and acknowledges that this General Release Agreement covers all claims, whether known or unknown, arising up to and including the date of this Agreement.

The Company hereby fully waives, releases, and forever discharges Employee, his past and present attorneys and agents, and their successors and assigns (hereinafter collectively referred to as the “Executive Releasees”), of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (hereinafter collectively referred to as “Claims”), of whatever kind or nature, whether in law or in equity, whether known or unknown, that the Company ever had or now has in any capacity, against any or all of the Executive Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to an including the date the Company signs this Release. The Company acknowledges and understands that the claims and rights being released in this paragraph include, but are not limited to, all claims and rights arising from or in connection with any agreement of any kind the Company may have had with any of the Executive Releasees, or in connection with Employee’s employment or termination of employment, all claims and rights for breach of contract, either express or implied, interference with contract, fraud, misrepresentation, defamation, claims and rights arising under the Civil Rights Acts of 1964 and 1991, as amended (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (“ADA”), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (“ADEA”), as amended (which prohibits age discrimination in employment), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Act of 1974 (“ERISA”), as amended, the Family and Medical Leave Act (“FMLA”), as amended, and any and all other claims or rights whether arising under federal, state or local law, rule, regulation, constitution, ordinance or public policy. The Company agrees that it will not initiate any civil complaint or institute any civil lawsuit, or file any arbitration against the Executive Releasees, or any one of them, based on the fact or circumstance occurring up to and including the date of the execution by the Company of this General Release Agreement. This Release and the foregoing

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covenant not to sue do not cover claims relating to the validity or enforcement of this General Release Agreement. Notwithstanding the foregoing, it is expressly agreed and acknowledged that the Company does not waive or release and is not barred in any way from bringing any claim concerning: (a) breach of fiduciary duty; (b) misappropriation of business opportunities or Company property; (c) breach of Employee’s obligations under the Executive Employment Agreement; or (d) any claim based on intentional or grossly negligent conduct of Employee. The Company represents as an express condition of this General Release Agreement that after reasonable investigation, it is unaware of any claim it has or may have against Employee that it does not release and waive under this General Release Agreement.

(c) Definition of “Metrologic Instruments, Inc..” “Metrologic Instruments, Inc.” includes without limitation Metrologic Instruments, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any. It also includes all past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the entities listed in the preceding sentence.

3. Employee acknowledges that he has carefully read and he understands the provisions of this General Release Agreement and the Separation Agreement, that he has had twenty-one (21) days from the date he received a copy of the General Release Agreement and the Separation Agreement to consider entering into this General Release Agreement and accepting the Separation Agreement, that if Employee signs and returns this General Release Agreement before the end of the twenty-one (21) day period that he will have voluntarily waived his right to consider the Agreement for the full twenty-one (21) days and that he has executed this General Release Agreement voluntarily and with full knowledge of its significance, meaning and binding effect. Employee also acknowledges that Metrologic Instruments, Inc. has advised him in writing to consult with an attorney of his own choosing with regard to entering into this General Release Agreement and accepting the Separation Agreement. Finally, Employee acknowledges that his decision to sign this General Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

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4. Employee acknowledges that he may revoke this General Release Agreement within seven (7) days of his execution of this document by submitting a written notice of his revocation to Metrologic Instruments, Inc., in such a manner that it actually is received within the seven (7) day period. Employee also understands that this General Release Agreement shall not become effective or enforceable until the expiration of that seven (7) day period.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the parties have executed this General Release Agreement on the 27th day of April, 2006.

Metrologic Instruments, Inc.

/s/ Benny A. Noens	/s/ Frank Zirnkilton
Benny A. Noens	Name: Frank Zirnkilton
Title: Executive Vice President

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